Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss



                                                        Three Months Ended
                                                        ------------------
                                                             March 31,
                                                             ---------

                                                       2002           2001
                                                       ----           ----
 Computation of Loss Per Share:


 Weighted average number of shares outstanding      18,716,134       18,715,609

 Loss applicable to common stock:1

   Net loss                                        $(2,183,000)     $(2,132,000)
                                                   ============     ============

 Basic and diluted loss per share:

   Net loss                                             $(0.12)          $(0.11)
                                                        =======          =======


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1 Losses applicable to Common Stock include unpaid preferred stock dividends for the three months ended March 31, 2002 and 2000 in the amount of $2,158,400 and $2,158,600 respectively.